Exhibit 24

Authorization to Sign SEC Form 3, 4, 5 and Form ID

October 15, 2004

United States Securities and Exchange Commission

Attn: Filing Desk

450 Fifth Street, NW

Washington, D.C.  20549

To whom it may concern:

The undersigned, Thomas Korbas, authorizes and designates Ellen E. Fesler and Douglas Sundby to file SEC Forms 3, 4 and 5 and the Form ID under section 16(a) reports of directors, officers and principal stockholders, on his behalf with respect to the securities of Samsonite Corporation.

The duration of this authorization shall be from October 15, 2004 through and including October 14, 2009.

/s/ Thomas Korbas

Thomas Korbas